Gossamer Bio Announces Appointment of Steven D. Nathan, M.D., and Skye Drynan
to its Board of Directors

SAN DIEGO — (BUSINESS WIRE) — March 12, 2024 — Gossamer Bio, Inc. (Nasdaq: GOSS), a clinical-stage biopharmaceutical company focused on the development and commercialization of seralutinib for the treatment of pulmonary arterial hypertension (PAH) and pulmonary hypertension associated with interstitial lung disease (PH-ILD), today announced the appointment of Steven D. Nathan, M.D., and Skye Drynan to its Board of Directors. Dr. Nathan is Medical Director of Inova’s Advanced Lung Disease Program and Lung Transplant Program and a Professor at the University of Virgina. Skye Drynan is the Founder, CEO and Creative Director of House of Skye, Ltd., and a former Partner and Senior BioPharma Analyst at Capital Group.
Dr. Nathan brings to the Board a wealth of medical expertise, particularly in PH-ILD, which occurs when pulmonary hypertension occurs in association with interstitial lung disease, a broad array of conditions manifesting as scarring of the lungs. With only one approved therapeutic option in the US, and none in the EU, PH-ILD represents an indication of high unmet need. With Dr. Nathan’s guidance, Gossamer is poised to expand its clinical program for seralutinib to include PH-ILD, underscoring Gossamer’s commitment to addressing rare forms of pulmonary hypertension, or PH.
Ms. Drynan joins the Board with an extensive background in finance, investment, and entrepreneurship, specializing in the biotechnology industry. Her more than 25 years of experience in investing and advising public biotechnology companies and technology companies, in addition to navigating the complexities of the financial markets, will be invaluable as Gossamer continues to advance the development of seralutinib and position itself as a leader in the treatment of PH.
“The addition of Dr. Nathan to our Board signifies a pivotal moment in Gossamer’s evolution,” said Faheem Hasnain, Co-Founder, Chairman and CEO of Gossamer Bio. “It not only demonstrates our dedication to the PH community, but it also solidifies our standing in the field, as we broaden our focus beyond PAH.
“Ms. Drynan’s expertise will strengthen our ability to capitalize on opportunities and navigate the financial landscape. Her proven track record as a biotech analyst and her entrepreneurial drive undoubtably enhance our decision-making. Together these appointments elevate our strategic vision and position Gossamer for continued success."
Dr. Nathan is the Medical Director of Inova’s Advanced Lung Disease Program and Lung Transplant Program, a position he has held since 1996. He is also a Professor of Medical Education at the University of Virginia, a position he has held since 2020.

Dr. Nathan is board certified in pulmonary diseases, critical care medicine and internal medicine. As the author of more than 500 publications, Dr. Nathan is internationally recognized for his expertise in advanced lung diseases. He is co-editor of two books on idiopathic pulmonary fibrosis, or IPF, that provide pulmonologists and other healthcare workers with an up-to-date review of the background and advances in the field: Idiopathic Pulmonary Fibrosis and Guide to Clinical Management of Idiopathic Pulmonary Fibrosis. Dr. Nathan is a reviewer for multiple journals and is on the editorial board for the journal, Thorax. He has served on multiple committees, including FDA advisory boards, as well as steering committees for clinical trials in IPF and PH.
Dr. Nathan is a member of several professional medical associations, including the American Thoracic Society, the American College of Chest Physicians, and the International Society for Heart and Lung Transplantation. Dr. Nathan received an M.B.B.cH. from the University of Witwatersrand Medical School.
Ms. Drynan is the Founder, CEO and Creative Director of House of Skye, Ltd., which she founded in 2016. House of Skye is a modern fashion house and a commerce, content, and technology company, which has secured several patents covering artificial intelligence, technology, and design utility. She has secured significant investment and strategic partnerships for her new companies including a multi-level partnership with Accelerate360 and serves as a trusted advisor to tech and data companies including Nuda Foods, Vibely, VMD Ventures, and MNTN. Her entrepreneurial and creative achievements have been featured in Forbes, Bloomberg, Harper’s Bazaar, Glamour, and Elle, amongst other global media publications.
From 2008 to 2020, Ms. Drynan was a Partner and a Senior BioPharma Analyst for Capital Group, where she became one of the largest investors in biopharma, globally. Her vision and insights were critical to contributing to Capital Group’s more than $2 trillion in assets by leading a variety of biopharma investing syndicates in private offerings, IPOs and secondary offerings. Prior to joining Capital Group, she served as a Portfolio Manager and Global Head of Healthcare managing more than $1 billion in assets for Credit Suisse Asset Management. Ms. Drynan also held senior executive roles and was an investment professional, specializing in healthcare, at Lord Abbett, New Vernon Associates, and Putnam Investments. Ms. Drynan received a B.A. in Latin American Studies and Spanish from Wellesley College and served as a Research Assistant at the Whitehead Institute for Biomedical Research at MIT.
About Gossamer Bio
Gossamer Bio is a clinical-stage biopharmaceutical company focused on the development and commercialization of seralutinib for the treatment of pulmonary arterial hypertension. Its goal is to be an industry leader in, and to enhance the lives of patients suffering from, pulmonary hypertension.
For Investors and Media:
Bryan Giraudo, Chief Operating Officer and Chief Financial Officer
Gossamer Bio Investor Relations
ir@gossamerbio.com